EXHIBIT 99.3
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Years Ended December 31, 2008 and 2009
(Audited; amounts in thousands except percentages)
     Unit: US$K for Amounts

	Items	2008 Actual	2009 Actual
(1)	Sales	$884,959	$840,714
(2)	Gross profit	$524,150	$518,224
(3)	Gross profit as a percent of sales	59.2%	61.6%
(4)	Consolidated Adjusted EBITDA (a)	$311,372	$287,436
(5)	Consolidated Adjusted EBITDA as a percent of sales	35.2%	34.2%
(6)	Taxes	$17,419	$14,311
(7)	Deferred income tax	$(14,289)	$3,656
(8)	Consolidated Net Income (a)	$164,035	$191,873
(9)	Net income based on GAAP	$164,035	$191,873
(10)	Cash and cash equivalents	$528,677	$576,187
(11)	Net property plant and equipment	$14,264	$10,092
(12)	Consolidated Working Capital (a)	$(35,907)	$(144,626)
(13)	Consolidated Capital Expenditures (a)	$6,779	$4,511
(14)	Consolidated Capital Expenditures as a percent of sales	0.8%	0.5%
(15)	Increase in Consolidated Working Capital	$(30,753)	$(108,719)

(16)	The result of Consolidated Adjusted EBITDA less Consolidated Working Capital	$347,279	$432,063

(a)	These are Non-GAAP financial measures. Where the measure differs from its most comparable GAAP measure, a reconciliation to the most comparable GAAP measure has been provided on the next page.

Reconciliation of Consolidated Adjusted EBITDA to Net Income based on GAAP:

	FY 2008	FY 2009
Net income based on GAAP	$164,035	$191,873

Add:
Minority interest	$0	$0
Purchase accounting adjustment	$0	$0
Consolidated Net Interest Expense	$17,534	$8,232
Provisions for taxes based on income	$17,419	$14,311
Total depreciation expense	$15,640	$9,096
Total amortization expense	$97,412	$61,055
EARP expense due to the change of control	$0	$0
Other non-cash items reducing Consolidated Net Income	$227	$2,869

Less:
Other non-cash items increasing Consolidated Net Income	$895	$0

Consolidated Adjusted EBITDA	$311,372	$287,436

Reconciliation of Consolidated Working Capital to Working Capital based on GAAP:

	FY 2008	FY 2009
Working Capital based on GAAP	$358,975	$356,873
Less:
Cash and cash equivalents	$442,882	$549,499
Add:
Current portion of long term debt	$48,000	$48,000

Consolidated Working Capital	$(35,907)	$(144,626)

Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.